Exhibit 10.24.2

[AHL Letterhead]

[for Discounted Class A Award Holders]

[DATE], 2016

[First Name][Last Name]

Dear [First Name]:

This purpose of this letter is to inform you of certain amendments which have been made to the Amended and Restated Class A Share Award Agreement dated as of [•] between Athene Holding Ltd. (the “Company”) and you (the “Award Agreement”). Please note that none of the amendments impair your rights under the Award Agreement. All capitalized terms not defined in this letter shall have the meanings set forth in the Award Agreement.

This letter constitutes an amendment of your Award Agreement as follows:

1) Section 7(a) relating to Confidential Information. This section is amended to clarify that nothing in the Award Agreement, including without limitation, any provision in Section 7, shall or is intended to limit your right to file a proceeding with, or provide truthful evidence or other information to any federal, state or local governmental agency.

2) Section 7(b) relating to Restriction on Competition. This section is amended to incorporate the revised maximum non-compete periods previously communicated to you.

Specifically, the definition of “Restricted Period” is revised to mean a Participant’s period of service until his or her Termination of Relationship, and thereafter through and including: (A) twelve (12) months following the Participant’s Termination of Relationship with respect to any Participant with a title of CEO, President or EVP at the time of the Termination of Relationship; (B) nine (9) months following the Participant’s Termination of Relationship with respect to any Participant with a title of SVP at the time of the Termination of Relationship and (C) six (6) months following the Participant’s Termination of Relationship with respect to any Participant with a title of VP at the time of the Termination of Relationship.

3) Section 11 relating to Notices. This section is amended to update the name and address of the individual to whom communications addressed to the Company should be sent. Please send all notices, claims, certifications, requests, demands and other communications relating to the Award Agreement to:

Athene Holding Ltd.

c/o Athene Employee Services, LLC

Attention: Kristi Burma, SVP of Human Resources

7700 Mills Civic Parkway

West Des Moines, Iowa 50266-3862

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Except as provided in this letter, the Award Agreement shall remain unchanged and in full force and effect. Please keep a copy of this letter together with your Award Agreement. If you have any questions about this letter, please contact [•].

Sincerely,